Exhibit 10.2

February 27, 2017

William Hess
625 Tremont Street
Boston, MA 02118

Amended and Restated Language

Dear Hal:

As we discussed recently, this letter is to confirm that you will be continuing to undertake your current employment duties as, and fulfill the scope of responsibilities for, and in consideration of the terms applicable to, the position of Executive Vice President, International Operations and President, Latin America and EMEA of American Tower Corporation (“American Tower” or “us” and, with correlative meaning, “our” and “we”), where you have held your current position since February 2007 and have been employed since March 2001, by and through a relocation to the offices of ATC International Cooperatief U.A., (the “Company”), an indirectly held, wholly owned subsidiary of American Tower, currently located at Regus Amsterdam - Teleport Towers, Kingsfordweg 151, 1043 GR, The Netherlands and becoming seconded to, or employed by, that organization and/or its Netherlands based subsidiaries and affiliates, as necessary and appropriate to facilitate this change in assignment (this “Assignment”). During this Assignment you will continue reporting to the Chairman, President and CEO. For expatriate purposes your home location (“Home Location”) is considered to be Boston (MA), United States, and your host location is Amsterdam, Netherlands.

Your Annual Salary will remain at the rate of USD $650,000 (Six Hundred Fifty Thousand US Dollars), (as adjusted from time to time pursuant to the Company’s annual compensation process or otherwise by mutual agreement) an amount equal to approximately €613,600 (Six Hundred Thirteen Thousand Six Hundred Euros), or approximately €51,133 (Fifty-One Thousand One Hundred Thirty-Three Euros) per month. You also will remain eligible to receive a discretionary bonus similar to other similarly situated Executive Vice Presidents, which is based upon performance against agreed upon goals and objectives.

The duration of this Assignment is anticipated to be for a period of twenty-four months (24 months), beginning on June 1, 2016, and ending on May 31, 2018, subject to the provisions of this letter. Prior to the end of this Assignment, your position will be reviewed by you and your Manager and a decision will be made as to whether you shall continue this Assignment in Amsterdam for an extended period of time. Your normal place of work will be the offices of the Company either at its current location or such other offices as the Company may open in the Netherlands. The Company’s normal hours of work are between 9:00 a.m. and 5:00 p.m. Mondays to Fridays, but you agree to work such additional hours as may be necessary for the proper performance of your duties without extra remuneration.

Your compensation and all reimbursements and allowances contemplated under this letter shall be paid in US Dollars, unless, and only to the extent, it is otherwise mutually agreed.

You will be eligible for the following allowances and benefits for as long as you remain on assignment under the terms of this letter:

William H. Hess

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Allowances: You shall be eligible for reimbursement of all incremental out-of-pocket expenses incurred in connection with this Assignment including, without limitation, housing, education (for any school age dependent children accompanying you to the Netherlands), moving and relocation, local automobile and other settling-in costs. For avoidance of doubt, as used in this letter, “incremental out-of-pocket expenses” means all expenses incurred in connection with this Assignment that otherwise would not have been incurred but for this Assignment. For the avoidance of doubt, the following are examples of the application of this “but for” test: (i) because you were paying private school tuition in your Home Location prior to this Assignment, such expenses will only cover the amount, if any, of education expenses incurred in excess of tuition that would have been paid in your Home Location (however, non-refundable application and similar fees would be covered); (ii) as the Company is providing you with an automobile in the Netherlands, you will no longer be entitled to an automobile allowance in your Home Location; (iii) such expenses include costs incurred to purchase furniture and other household items that are duplicative of furniture and other household items you own that were left in your Home Location; and (iv) if you sell your principal residence in your Home Location, you and the Company will negotiate in good faith an appropriate adjustment to the reimbursement of housing costs in the Netherlands.

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Relocation: Reimbursement of pre-move relocation expenses, including reasonable round trip airfare transportation and expenses for you and your spouse to find housing, reimbursement of household goods shipment, reimbursement of cost of storage of personal effects for duration of assignment if needed, loss on sale of up to two cars, and temporary living in Host Country if needed.

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Home Leave: Reimbursement of reasonable round trip airfare transportation to your Home Location and reasonable expenses and transit costs en route for you and your dependents two times during each twelve month period with expenses and transit costs that are consistent with the Business Travel and Entertainment Policy. The class of travel will be determined by the International Assignment Policy, which currently states that travel in excess of six hours may be upgraded to business class airfare. Home leave counts towards holiday/flex time and this can be taken at your discretion at any time during the assignment subject to the normal approval process. Travel to locations other than your Home Location will not be reimbursed.

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Visa/Immigration: Terms and conditions expressed in this letter of assignment are contingent upon receipt of an approved working permit and visa by the corresponding Netherlands immigration authorities. American Tower and the Company, will assist you in securing any necessary visa, registration and immigration paperwork for you and your dependents, and will cover any charges reasonably incurred in this process.

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Repatriation: Upon completion of this Assignment, you and your dependents will be placed back to Boston (MA), United States, on similar terms (e.g., expense reimbursement) as provided for in this letter in connection with your initial move for this Assignment.

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Other Social Charges: In the event that there are any other compulsory insurances, taxes or contributions to social services on your part in Netherlands, American Tower or the Company or its affiliate will cover them through direct payment or reimbursement to you, and such payment will be considered as part of the annual tax equalization process.

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Benefits: As an expatriate on oversees assignment, you will be offered the opportunity to participate in the international medical and dental coverage that American Tower has in place, with coverage provided through Cigna Global Health Benefits. American Tower or the Company will cover the cost of this international medical and dental policy, for you and your dependents, during the duration of this

William H. Hess

Assignment to the extent it is higher in terms of employee cost than comparable coverage in the United States. You remain eligible to participate in all other U.S. benefit programs, including but not limited to life and disability insurance programs and the 401(k) Plan. Participation in all benefit programs must be in accordance with the terms of each plan and/or program. American Tower reserves the right to amend, update, modify and/or terminate any or all of these programs.

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Emergency Leave: You will be reimbursed for the cost of reasonable round trip airfare consistent with American Tower’s Business Travel and Entertainment Policy should you need to return to United States for a personal or medical emergency, such as a death in the family or serious medical illness during this Assignment. Emergency leave should be communicated with your Manager as soon as possible and approval by your Supervisor should be obtained in advance, where possible.

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Taxes, Tax Equalization and Tax Preparation: It is the philosophy of American Tower that you pay no more or no less tax than you would in your home country, if you were not on assignment. Therefore, you will have actual or “hypothetical” taxes withheld from your pay, as if you had remained in your home country. Any additional items that might be included as taxable compensation on your behalf due to your assignment, or any disallowed deductions or similar differences in tax treatment of items of income and expense due to differences in the tax laws of your Home Location and the Netherlands, that ultimately result in a higher tax liability, will be the responsibility of American Tower or the Company to pay the taxes.

Tax equalization is provided to (i) help ensure that you incur no additional tax liability or benefit with respect to base salary, commissions, bonuses and equity paid by American Tower under this agreement, as well as from other personal non-company income and deductions, as a result of having an assignment outside of your home country, and (ii) provide tax preparation assistance to ensure compliance with home and host country expatriate tax laws. Each year, a final tax equalization calculation will be prepared to settle your assignment tax obligations.

The timely gathering and submission of information for filing of tax returns and the payment of income taxes remains your responsibility. To facilitate in the preparation of your home and host country tax returns, American Tower will pay customary and reasonable costs of its designated outside tax consultants for pre-assignment tax counseling, as well as for the preparation of your home and host country tax returns for each year in which you have assignment-related tax impacts. Our designated tax consultants will contact you to discuss any relevant tax implications of this assignment before your arrival in the host country.

It is your responsibility to comply with home and host country tax laws and other applicable tax requirements while on international assignment. Any tax penalties or interest resulting from improper reporting or delays attributable to your action will be your responsibility.

Notwithstanding the foregoing, the tax equalization arrangement described above is subject to review and change should your tax status in your home country change during or prior to this Assignment.

With regard to any provision in this letter that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Internal Revenue Code of 1986: the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; the amount of expenses eligible for reimbursement, or in-kind benefits provided during any taxable year, shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year; and such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred.

William H. Hess

By signing this agreement, you are authorizing American Tower's designated outside tax consultants to release any pertinent information to American Tower relating to the period of your assignment.

Termination: You will be eligible to receive severance benefits afforded to Company Executive Vice Presidents under the American Tower Corporation Severance Program and the policies thereunder. In the event that this Assignment is terminated by American Tower or the Company without Cause (as defined in the American Tower Corporation Severance Program), then American Tower or the Company will reimburse all reasonable expenses associated with your relocation back to your Home Location. Further, though severance would not be applicable, should there be a mutual decision for an early termination of this Assignment, such reasonable relocation expenses would be reimbursed.

The terms contained in this letter will serve as the terms and conditions of your assignment. Once your relocation process has been completed, to the extent there is any material variation from achieving the intended equalization under actual conditions encountered, these terms and conditions of this letter of assignment could be amended, under mutual agreement between you and American Tower.

This letter agreement, unless earlier terminated or amended, and its terms and conditions, including, its allowances and benefits, will remain in effect until the above stated ending date, but may be extended by the mutual written agreement of the parties.

Sincerely,

/s/ James D. Taiclet, Jr.

James D. Taiclet, Jr.
Chairman, Chief Executive Officer and President
American Tower Corporation

My signature acknowledges receipt and acceptance of this letter of assignment and my agreement with the terms and conditions set forth in the letter and also acknowledge the adequacy of the consideration provided to me in connection therewith.

/s/ William H. Hess	Feb. 27, 2017
William H. Hess	Date